Mail Stop 4561
      December 13, 2005

Mr. William H. Schafer
Sr. Vice President and Chief Financial Officer
Developers Diversified Realty Corp.
3300 Enterprise Parkway
Beachwood, OH 44122

	Re:	Developers Diversified Realty Corp.
		Form 10-K for the Fiscal Year Ended December 31, 2004 Form 10-Q for the Quarterly Period Ended March 31, 2005 Form 10-Q for the Quarterly Period Ended June 30, 2005 File No. 1-11690

Dear Mr. Schafer:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


      							Sincerely,


      							Linda Van Doorn
Senior Assistant Chief Accountant